Exhibit 21.1

Subsidiaries of Dollarama Capital Corporation

Dollarama Group Holdings GP ULC

Dollarama Group Holdings L.P.

Dollarama Group Holdings Corporation

Dollarama Holdings GP Inc.

Dollarama Holdings L.P.

Dollarama Group L.P.

Dollarama Group GP Inc.

Dollarama GP Inc.

Dollarama Corporation

Dollarama L.P.

Aris Import Inc.